Exhibit (a)(7)

     [Form of E-Mail to Employees Regarding Acceptance of Renounced Options]

                                     [DATE]

Dear option holder:

         On behalf of Genesys S.A. (the "Company"), I am writing to provide you with the results of the Company's recent offer (the "Offer") to eligible employees of the opportunity to renounce the benefit of their outstanding eligible options (the "Old Options") for new options (the "New Options") to purchase ordinary shares of the Company, (euro)5 nominal value (the "Ordinary Shares"), to be granted under the Company's Stock Incentive Plan and/or the 1998 French Stock Option Plan. The Offer was consummated pursuant to the terms and conditions in the Company's offer to grant, dated November 19, 2002 (the "Offer to Grant") and the related Acceptance Letter.

         The offer expired at 11:59 pm, Eastern Standard Time, on December 18, 2002. Promptly following the expiration of the Offer and pursuant to the terms and conditions of the Offer, the Company accepted for exchange renounced Old Options exercisable for a total of _____________ Ordinary Shares and canceled all such Old Options.

         The Company has accepted for exchange and canceled the Old Options tendered by you exercisable for the number of Ordinary Shares or American Depositary Shares, as applicable (the "Option Shares"), set forth on Attachment A to this letter. In accordance with the terms and subject to the conditions of the Offer, you have the right to receive New Options under the applicable option plan exercisable for the number of Option Shares set forth on Attachment A, as adjusted for any stock splits, stock dividends and similar events that occur prior to the date on which the Company issues such New Options. Also in accordance with the terms of the Offer, the terms and conditions of the New Options will be substantially the same as the terms and conditions of the Old Options you tendered for exchange, except that the exercise price (also knows as the grant price or subscription price) of the New Options will be based on the "market value" of our Ordinary Shares or American Depositary Shares, as applicable, at the time of the grant of the New Options and will be determined in accordance with the terms of the applicable option plan. In no event, however, can the exercise price of the New Options be less than the nominal value of one of our Ordinary Shares.

         In accordance with the terms and subject to the conditions of the Offer, the Company will grant you the New Options on or about the first regularly scheduled meeting of our board of directors following the end of the six-month and one day period following the date renounced Old Options are cancelled. At that time, as described in the Offer to Grant, you will receive a New Option grant agreement or certificate evidencing such grant.

         In accordance with the terms of the Offer, you must be continuously and actively employed by the Company or one of its eligible subsidiaries (or on an authorized leave of absence from such employment) from the date you renounce your right to the benefit of your Old Options through and including the date the Company grants you the New Options. Participation in the Offer does not confer upon you the right to remain in the employ of the Company or any of its subsidiaries.

         If you have any questions about your rights in connection with the grant of a New Options, please call Mr. Patrick Janel at +33 4 99 13 27 93.

                                                     Sincerely,


                                                     ----------------------
                                                     Mr. Francois Legros

                                  Attachment A

                             [Name of Option Holder]

Number of Ordinary Shares, or American               Exercise Price of
   Depositary Shares, as applicable,                     Old Options
        Subject to Old Options                    Accepted for Renunciation
      Accepted for Renunciation

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Number of Ordinary Shares or American Depositary Shares, as applicable, subject to New Options to be granted to you on or about the first regularly scheduled meeting of our board of directors following the end of the six-month and one day period following the date renounced Old Options are cancelled: _____________